Exhibit 99.1

Press release

IMPERIAL PARKING COMPLETES MERGER WITH AFFILIATE OF THE GATES GROUP

Vancouver, B.C. and Cleveland, OH — May 4, 2004 — Imperial Parking Corporation (“Impark”) (AMEX: IPK) today announced that it has been acquired by Imperial Parking Management, LLC, an affiliate of The Gates Group, LLC, a private equity firm based in Cleveland, Ohio (“Gates”).

Completion of the transaction followed Impark’s shareholder meeting held on April 29, 2004, at which Impark shareholders approved the proposed merger, and the satisfaction today of all other remaining closing conditions.

As a result of the merger, Impark has become a wholly-owned subsidiary of Imperial Parking Management LLC, and each outstanding share of Impark common stock has been converted into the right to receive a cash payment of $26.015834 per share in cash. Stockholders will receive instructions by mail from the exchange agent, National City Bank of Cleveland, Ohio, regarding how to surrender their share certificates in exchange for the merger consideration.

Charles Huntzinger, Impark’s President and Chief Executive Officer, stated, “This transaction is a momentous occasion for Impark and we are excited about the long-term prospects for the company. As a privately held company, Impark will be better positioned to devote important resources to the business of parking, rather than to being a public company.”

Gates’ Managing Partner Walter Stuelpe stated, “We are very pleased to have finalized this acquisition and look forward to getting to work with the Impark team. This acquisition provides an excellent platform for strategic growth within the parking industry.”

Impark, which will continue to operate under its current name, is now a wholly-owned subsidiary of Imperial Parking Management, LLC. As a result of the merger, Impark’s common stock will no longer be publicly traded and, effective as of the close of business on May 4, 2004, will be delisted from the American Stock Exchange.

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and one of the four largest in North America. Impark currently owns, leases or manages more than 1,680 parking locations containing over 325,000 parking spaces in Canada and the United States.

The Gates Group, LLC, is a Cleveland, Ohio-based private equity firm which makes control investments in the North American parking industry through two independently operated funds, the Parking Real Estate Fund, LP, and the Parking Management Fund, LP, with a combined acquisition capacity in excess of $500 million. With its institutional equity partners, The Gates Group focuses exclusively on making investments in this large, rapidly growing and highly fragmented sector.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect Impark’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected, as a result of certain factors. A discussion of these factors is included in Impark’s filings with the Securities and Exchange Commission.